Exhibit 99.01

Eastman Board Elects New Member

KINGSPORT, Tenn., Jan. 10, 2011 – The board of directors of Eastman Chemical Company (NYSE:EMN) has elected Humberto Alfonso as a director.  Alfonso, 53, is senior vice president and chief financial officer, The Hershey Company, the largest producer of quality chocolate in North America and a global leader in chocolate and sugar confectionery.

“Bert’s wide-ranging financial experience at a number of well respected international companies makes him a valuable addition to Eastman’s board,” said Jim Rogers, chairman and CEO.  “I look forward to working with Bert, and I have no doubt that Eastman will benefit from his leadership and extensive financial knowledge.”

Alfonso has more than 30 years of experience in auditing, financial management and planning, and international finance.  In 1983 he joined Warner Lambert, which was later acquired by Pfizer Inc., where he held a number of senior financial positions, including vice president and international treasurer, and vice president, finance and chief financial officer, of the Adams Division of Pfizer.  Following that, he joined Cadbury Schweppes where he became executive vice president and chief financial officer, Cadbury Schweppes Americas Beverages.  He then joined The Hershey Company in 2006 where he is currently senior vice president and chief financial officer.

A certified public accountant, Alfonso holds both a bachelor's degree in accounting and a master's degree in marketing from Rutgers University.

Eastman’s chemicals, fibers and plastics are used as key ingredients in products that people use every day. Approximately 10,000 Eastman employees around the world blend technical expertise and innovation to deliver practical solutions. The company is committed to finding sustainable business opportunities within the diverse markets it serves. A global company headquartered in Kingsport, Tenn., USA, Eastman had 2009 sales of $5 billion. For more information, visit www.eastman.com.

Contacts:
Media:  Tracy Broadwater
423-224-0498 / tkbroadwater@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com